Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2024 FINANCIAL RESULTS

●	Organic Growth of 2.5% Led by Engraving and Engineering Technologies; Fast Growth Market Sales Increased ~20% Year-On-Year to ~$20 Million and Expected to Reach $100 Million in FY24
●	Record GAAP Gross Margin of 39.3% and Adjusted Gross Margin of 39.5%
●	GAAP Operating Margin of 14.6%; Record Adjusted Operating Margin of 15.9%, up 90 bps Year-On-Year; 10th Consecutive Quarter of Record Level Adjusted Operating Margin
●	Free Cash Flow of $12.1 Million; Record Fiscal First Quarter Free Cash Flow Generation
●	Entered Into a Definitive Agreement to Acquire Japanese-Based Sanyu Switch Co., Ltd; Acquisition will Strengthen Electronics Relay Product Line and Deepen Access to Key Customer Accounts

SALEM, NH – November 2, 2023 – Standex International Corporation (NYSE: SXI) today reported financial results for the first quarter of fiscal year 2024 ended September 30, 2023.

Summary Financial Results - Total
($M except EPS and Dividends)	1Q24	1Q23	4Q23	Y/Y	Q/Q
Net Sales	$184.8	$180.6	$188.3	2.3%	-1.9%
Operating Income - GAAP	$26.9	$26.3	$28.5	2.4%	-5.5%
Operating Income - Adjusted	$29.4	$27.2	$29.1	8.2%	1.2%
Operating Margin % - GAAP	14.6%	14.6%	15.1%	0 bps	- 50 bps
Operating Margin % - Adjusted	15.9%	15.0%	15.4%	+ 90 bps	+ 50 bps
Net Income from Continuing Ops - GAAP	$18.9	$18.3	$20.2	3.1%	-6.4%
Net Income from Continuing Ops - Adjusted	$20.8	$19.1	$21.2	9.0%	-1.7%

EBITDA	$33.2	$32.3	$35.6	2.7%	-7.0%
EBITDA margin	17.9%	17.9%	18.9%	0 bps	- 100 bps
Adjusted EBITDA	$35.6	$33.2	$36.2	7.5%	-1.6%
Adjusted EBITDA margin	19.3%	18.4%	19.2%	+ 90 bps	+ 10 bps

Diluted EPS - GAAP	$1.58	$1.53	$1.68	3.3%	-6.0%
Diluted EPS - Adjusted	$1.74	$1.60	$1.76	8.7%	-1.1%
Dividends per Share	$0.28	$0.26	$0.28	7.7%	0.0%

Free Cash Flow	$12.1	($8.0)	$32.8	NM	-63.2%
Net Debt to EBITDA	0.2x	0.7x	-0.2x	NM	NM

First Quarter Fiscal 2024 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We followed a record fiscal year 2023 with a strong fiscal first quarter performance that further highlights the quality of our businesses. On the top line, we delivered 2.5% organic growth as the strong customer demand in Engraving and more favorable project timing in Engineering Technologies were partially offset by continued softness in general industrial and appliances end markets in China and Europe served by Electronics. Sales from fast growth markets such as electric vehicles, renewable energy, smart grid, and the commercialization of space increased approximately 20% year on year to $20 million in fiscal first quarter 2024. In addition, we achieved the record adjusted gross margin of 39.5%, up 170 bps year on year, and record adjusted operating margin of 15.9% in fiscal first quarter 2024 - our tenth consecutive quarter of record level adjusted operating margin performance. This margin growth reflects the continued solid execution of our pricing and productivity initiatives. In addition, we generated free cash flow of $12.1 million, our highest ever in a fiscal first quarter, following record free cash flow in fiscal year 2023.”

“In late July, we announced the acquisition of Minntronix, which provides customized magnetics across fast growth end markets such as 5G, smart grid, and industrial automation. The integration of Minntronix is progressing well and we remain excited about the growth and margin potential due to the highly complementary customer base, product line, and very strong engineering talent. In addition, as we just announced, we have signed an agreement to acquire Japanese-based Sanyu Switch Company. The addition of Sanyu strengthens Electronics’ relay product line and technology and provides a highly complementary customer base and strengthens our global reach. We anticipate that the transaction will close by January 31, 2024, subject to regulatory approvals. We expect the acquisition to be accretive to earnings and to achieve a double-digit return on invested capital in the first year of ownership.”

"We remain confident in our ability to navigate regional macro-economic challenges and continue to deliver improved operating results. We are entering our fiscal second quarter in a strong position for continued improvements in operating performance and remain on track to achieve our long-term financial targets by fiscal 2028.  In addition, Standex’s consistent cash generation and substantial financial flexibility position us well to pursue a very active pipeline of organic and inorganic growth opportunities.”

Outlook

In the fiscal second quarter 2024, on a sequential basis, the Company expects slightly lower revenue due to softness in general industrial and appliances end markets in China and Europe served by Electronics and unfavorable foreign currency, partially offset by more favorable project timing and additional development work in Engineering Technologies and contribution from the Minntronix acquisition. The Company expects similar to slightly higher adjusted operating margin due to continued realization of pricing and productivity initiatives.

First Quarter Segment Operating Performance

Electronics (44% of sales; 44% of segment operating income)

	1Q24	1Q23	% Change
Electronics ($M)
Revenue	81.7	75.2	8.6%
GAAP Operating Income	16.3	18.1	-10.0%
GAAP Operating Margin %	20.0	24.1
Adjusted Operating Income*	16.7	18.1	-8.1%
Adjusted Operating Margin %*	20.4	24.1

*Excludes purchase accounting expenses of $0.3 million associated with Minntronix in Q1 FY24

Revenue increased approximately $6.5 million or 8.6% year-on-year reflecting a 10% impact from the recent Minntronix acquisition and a 0.4% benefit from foreign currency, partially offset by an organic decline of 1.8%. Adjusted operating income decreased approximately $1.5 million or 8.1% year-on-year due to lower organic sales and unfavorable mix, partially offset by contribution from the Minntronix acquisition and realization of pricing and productivity initiatives.

Electronics segment backlog realizable in under one year of approximately $131 million decreased 11% year-on-year. The segment had a book to bill ratio of 0.68 at the end of the fiscal first quarter, reflecting continued softness in appliances and general industrial end markets in China and Europe. As a response to current market conditions in China and Europe, the Company is implementing additional cost saving and productivity actions in non-growth-related areas.

In fiscal second quarter 2024, on a sequential basis, the Company expects slightly lower revenue and similar adjusted operating margin due to continued focus on price and productivity actions.

Revenue attributable to fast growth end markets is expected to grow throughout the remainder of the fiscal year in markets like industrial automation, power management, renewable energy technologies, and EV-related applications.

Engraving (22% of sales; 20% of segment operating income)

	1Q24	1Q23	% Change
Engraving ($M)
Revenue	40.8	35.0	16.5%
Operating Income	7.6	5.9	29.7%
Operating Margin %	18.6	16.7

Revenue increased approximately $5.8 million or 16.5% year-on-year reflecting 15.5% organic growth due to strong demand in Europe and growth in soft trim applications in Asia, and a 1.0% benefit from foreign currency. Operating income increased $1.7 million or 29.7% year-on-year, primarily driven by higher volume and realization of productivity actions.

In fiscal second quarter 2024, on a sequential basis, the Company expects similar revenue and slightly higher operating margin.

Scientific (10% of sales; 13% of segment operating income)

	1Q24	1Q23	% Change
Scientific ($M)
Revenue	18.2	18.5	-1.4%
Operating Income	4.9	3.7	32.4%
Operating Margin %	27.1	20.2

Revenue decreased approximately $0.3 million or 1.4% year-on-year reflecting lower demand for COVID vaccine storage units from retail pharmacies, mostly offset by increased sales into research and academic end markets. Operating income increased approximately $1.2 million or 32.4% year-on-year primarily driven by lower freight cost and pricing initiatives.

In fiscal second quarter 2024, on a sequential basis, the Company expects similar revenue and operating margin.

Engineering Technologies (10% of sales; 8% of segment operating income)

	1Q24	1Q23	% Change
Engineering Technologies ($M)
Revenue	18.2	17.0	7.2%
Operating Income	3.0	1.9	61.8%
Operating Margin %	16.6	11.0

Revenue increased approximately $1.2 million or 7.2% year-on-year reflecting 6.1% organic growth and a 1.1% benefit from foreign currency. Operating income increased approximately $1.2 million or 61.8% year-on-year reflecting pricing and productivity initiatives, mostly offset by research and development expenses related to new product development and new applications.

In fiscal second quarter 2024, on a sequential basis, the Company expects moderately higher revenue reflecting more favorable project timing and higher level of development activities and similar operating margin.

Specialty Solutions (14% of sales; 15% of segment operating income)

	1Q24	1Q23	% Change
Specialty Solutions ($M)
Revenue	25.9	34.9	-25.9%
Operating Income	5.6	6.1	-7.6%
Operating Margin %	21.7	17.4

Specialty Solutions revenue decreased approximately $9.0 million or 25.9% year-on-year, primarily reflecting the impact of the Procon divestiture. Operating income decreased approximately $0.5 million or 7.6% year-on-year due to the Procon divestiture, partially offset by improved operating performance in the Display Merchandising and Hydraulics businesses.

In fiscal second quarter 2024, on a sequential basis, the Company expects a slight decrease in revenue and operating margin primarily due to lower number of shipping days in the quarter and seasonality in the Display Merchandising business.

Capital Allocation

●

Share Repurchase: During the fiscal first quarter 2024, the Company repurchased approximately 140,000 shares for $22.2 million, which included $10.2 million of share repurchases to satisfy taxes on vesting of restricted shares held by employees. There was $42.9 million remaining on the Company’s current share repurchase authorization at the end of the fiscal first quarter 2024.

●

Capital Expenditures: In fiscal first quarter 2024, Standex’s capital expenditures were $4.3 million compared to $5.3 million in the fiscal first quarter of 2023. The Company expects fiscal year 2024 capital expenditures between $30 million and $35 million with key investments focused on growth initiatives and capacity expansion. Capital expenditures were $24.3 million in fiscal 2023.

●

Dividend: On October 26, 2023, the Company declared a quarterly cash dividend of $0.30 per share, an approximately 7.1% year-on-year increase. The dividend is payable November 22, 2023, to shareholders of record on November 8, 2023.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net debt of $21.7 million on September 30, 2023, compared to $95.5 million at the end of fiscal first quarter 2023. Net debt for the first quarter of 2024 consisted primarily of long-term debt of $148.6 million and cash and equivalents of $126.8 million.

●

Cash Flow: Net cash provided by (used in) continuing operating activities for the three months ended September 30, 2023, was $16.4 million compared to ($2.7) million in the prior year’s quarter. Free cash flow after capital expenditures was $12.1 million compared to free cash flow after capital expenditures of ($8.0) million in the fiscal first quarter of 2023.

Conference Call Details

Standex will host a conference call for investors tomorrow, November 3, 2023, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through November 3, 2024. To listen to the teleconference playback, please dial in the U.S. (877) 344-7529 or (412) 317-0088 internationally; the passcode is 8974890. The audio playback via phone will be available through November 10, 2023. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations

	(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2023	2022

Net sales	$184,774	180,600
Cost of sales	112,139	112,347
Gross profit	72,635	68,253

Selling, general and administrative expenses	43,585	41,089
(Gain) loss on sale of business	(274)	-
Restructuring costs	1,906	582
Acquisition related costs	501	292

Income from operations	26,917	26,290

Interest expense	1,276	1,187
Other non-operating (income) expense, net	846	1,018
Total	2,122	2,205

Income from continuing operations before income taxes	24,795	24,085
Provision for income taxes	5,903	5,769
Net income from continuing operations	18,892	18,316

Income (loss) from discontinued operations, net of tax	(78)	(46)

Net income	$18,814	$18,270

Basic earnings per share:
Income (loss) from continuing operations	$1.61	$1.55
Income (loss) from discontinued operations	(0.01)	-
Total	$1.60	$1.55

Diluted earnings per share:
Income (loss) from continuing operations	$1.58	$1.53
Income (loss) from discontinued operations	-	-
Total	$1.58	$1.53

Average Shares Outstanding
Basic	11,742	11,823
Diluted	11,933	11,952

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
(In thousands)	2023	2023

ASSETS
Current assets:
Cash and cash equivalents	$126,830	$195,706
Accounts receivable, net	127,164	123,440
Inventories	98,290	98,537
Prepaid expenses and other current assets	66,819	64,739
Income taxes receivable	944	831
Total current assets	420,047	483,253

Property, plant, equipment, net	129,234	130,937
Intangible assets, net	83,551	75,651
Goodwill	275,358	264,821
Deferred tax asset	13,984	14,602
Operating lease right-of-use asset	35,309	33,273
Other non-current assets	23,950	22,392
Total non-current assets	561,386	541,676

Total assets	$981,433	$1,024,929

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$62,071	$68,601
Accrued liabilities	59,687	62,031
Income taxes payable	9,899	10,335
Total current liabilities	131,657	140,967

Long-term debt	148,550	173,441
Operating lease long-term liabilities	27,390	25,774
Accrued pension and other non-current liabilities	79,197	77,298
Total non-current liabilities	255,137	276,513

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	98,713	100,555
Retained earnings	1,042,695	1,027,279
Accumulated other comprehensive loss	(167,576)	(158,477)
Treasury shares	(421,169)	(403,884)
Total stockholders' equity	594,639	607,449

Total liabilities and stockholders' equity	$981,433	$1,024,929

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2023	2022

Cash Flows from Operating Activities
Net income	$18,814	$18,270
Income (loss) from discontinued operations	(78)	(46)
Income from continuing operations	18,892	18,316

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,082	7,008
Stock-based compensation	2,193	2,564
Gain from exinguishment of debt - PPP loan	-	-
Non-cash portion of restructuring charge	397	(1,066)
(Gain) loss on sale of business	(274)	-
Contributions to defined benefit plans	(49)	(52)
Net changes in operating assets and liabilities	(11,834)	(29,475)
Net cash provided by operating activities - continuing operations	16,407	(2,705)
Net cash provided by (used in) operating activities - discontinued operations	(227)	2
Net cash provided by (used in) operating activities	16,180	(2,703)
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(4,338)	(5,267)
Expenditures for acquisitions, net of cash acquired	(29,229)	-
Proceeds from the sale of business	274	-
Other investing activities	-	43
Net cash (used in) investing activities from continuing operations	(33,293)	(5,224)
Net cash provided by investing activities from discontinued operations	-	-
Net cash provided by (used in) investing activities	(33,293)	(5,224)
Cash Flows from Financing Activities
Proceeds from borrowings	-	24,000
Payments of debt	(25,000)	-
Contingent consideration payment	-	(1,167)
Activity under share-based payment plans	768	835
Purchase of treasury stock	(22,158)	(8,393)
Cash dividends paid	(3,288)	(3,074)
Net cash provided by (used in) financing activities	(49,678)	12,201

Effect of exchange rate changes on cash	(2,085)	(5,690)

Net changes in cash and cash equivalents	(68,876)	(1,416)
Cash and cash equivalents at beginning of year	195,706	104,844
Cash and cash equivalents at end of period	$126,830	$103,428

Selected Segment Data
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2023	2022
Net Sales
Electronics	$81,688	$75,199
Engraving	40,794	35,024
Scientific	18,193	18,456
Engineering Technologies	18,220	16,999
Specialty Solutions	25,879	34,922
Total	$184,774	$180,600

Income from operations
Electronics	$16,334	$18,141
Engraving	7,595	5,854
Scientific	4,930	3,723
Engineering Technologies	3,017	1,865
Specialty Solutions	5,617	6,077
Restructuring	(1,906)	(582)
(Gain) loss on sale of business	274	-
Acquisition related costs	(501)	(292)
Corporate	(8,443)	(8,496)
Total	$26,917	$26,290

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2023	2022	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$184,774	$180,600	2.3%
Income from operations, as reported	$26,917	$26,290	2.4%
Income from operations margin	14.6%	14.6%
Adjustments:
Restructuring charges	1,906	582
Acquisition-related costs	501	292
(Gain) loss on sale of business	(274)	-
Purchase accounting expenses	340	-
Adjusted income from operations	$29,390	$27,164	8.2%
Adjusted income from operations margin	15.9%	15.0%
Interest and other income (expense), net	(2,122)	(2,205)
Provision for income taxes	(5,903)	(5,769)
Discrete and other tax items	100	100
Tax impact of above adjustments	(654)	(206)
Net income from continuing operations, as adjusted	$20,811	$19,084	9.0%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$18,892	$18,316	3.1%
Net income from continuing operations margin	10.2%	10.1%
Add back:
Provision for income taxes	5,903	5,769
Interest expense	1,276	1,187
Depreciation and amortization	7,082	7,008
EBITDA	$33,153	$32,280	2.7%
EBITDA Margin	17.9%	17.9%
Adjustments:
Restructuring charges	1,906	582
Acquisition-related costs	501	292
(Gain) loss on sale of business	(274)	-
Purchase accounting expenses	340	-
Adjusted EBITDA	$35,626	$33,154	7.5%
Adjusted EBITDA Margin	19.3%	18.4%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$16,407	$(2,705)
Less: Capital expenditures	(4,338)	(5,267)
Free cash flow from continuing operations	$12,069	$(7,972)

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
Adjusted earnings per share from continuing operations	September 30,
	2023	2022	% Change

Diluted earnings per share from continuing operations, as reported	$1.58	$1.53	3.3%

Adjustments:
Restructuring charges	0.12	0.04
Acquisition-related costs	0.03	0.02
(Gain) loss on sale of business	(0.02)	-
Discrete tax items	0.01	0.01
Purchase accounting expenses	0.02	-
Diluted earnings per share from continuing operations, as adjusted	$1.74	$1.60	8.8%